Exhibit 10.14

Torus Therapeutics, Inc.

June 25, 2017

Douglas Kerr

Dear Doug:

On behalf of Torus Therapeutics (the “Company”), I am pleased to offer you employment with the Company on the following terms and conditions.

1. Position. You will be employed by the Company as the Chief Scientific Officer and Executive Vice President of Research and Development. It is contemplated that you will commence employment on a date to be mutually agreed upon between you and the Company, but which in no event shall be later than August 15, 2017 (the “Start Date”). You shall work out of the Company’s office in Cambridge, Massachusetts. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, and shall not engage in any other employment, consulting or other business activity without the prior written consent of the Company.

2. Base Salary. You will receive a base salary at the semi-monthly rate of $16,041.67 which is equivalent to $385,000 on an annualized basis (the “Base Salary”). All payments will be subject to legally required tax withholdings. The Base Salary will be subject to adjustment as determined by the Company in its discretion.

3. Bonus. Following the end of each fiscal year during the term of your employment commencing with the year ended December 31, 2017 and provided you remain employed by the Company on the last day of such fiscal year, you will be eligible to receive an annual incentive bonus for such fiscal year with a target of up to thirty-five percent (35%) of your annual Base Salary. The bonus will be awarded based on criteria established by the Company and shall be determined by the Company in its sole discretion. Any bonus will be paid no later than March 15th of the year following the close of the year to which it relates. Any bonus would be pro-rated for the 2017 fiscal year.

4. Equity. Subject to the approval of the Company’s Board of Directors (the “Board”), at such times as the Company issues and sells shares of its capital stock for capital raising purposes, it shall grant to you, either a restricted stock award for a number of shares of the Company’s common stock (the “Restricted Shares”) or stock options to purchase a number of shares of the Company’s common stock (the “Options”), which number when added to the shares of common stock then held by you or then issuable upon exercise of Options then held by you, totals 2.0% of the Company’s fully diluted capitalization (reflecting then outstanding capital stock and issued and reserved stock options) following such issuance and sale; provided, however, that the Company shall have no obligation to grant to you Restricted Shares or Options hereunder until:

(i) following such time as the Company has issued and sold securities having an aggregate purchase price of $10,000,000 or (ii) with respect to any securities issued and sold that generate proceeds in excess of such $10,000,000. The Restricted Shares and/or Options will vest as to 25% of the underlying shares on the first anniversary of the Start Date and will vest as to the balance in equal quarterly installments of 6.25% thereafter until the fourth anniversary of the Start Date and will otherwise be subject to the terms and conditions of a restricted stock agreement, stock option agreement, and/or stock plan (the “Grant Documents”). In connection with each grant provided for above, you shall be entitled to elect to receive such grant in Restricted Shares or Options, provided that any grant of Restricted Shares shall be subject to the payment by you to the Company in such manner as may be agreed by you and the Company of an amount equal to the Company’s withholding obligation with respect to federal, state, local and other taxes in respect of the Restricted Shares; and provided further that any Options granted hereunder shall have an exercise price per share equal to the fair market value of the Company’s common stock at the time of grant as determined by the Board. In addition, provided you remain employed by the Company through the applicable grant date, you may be entitled to additional option grants and/or awards of additional restricted shares (the “Additional Grants”) that the Board may elect to grant in its sole discretion.

5. Benefits. You may participate in the benefit programs offered by the Company to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion. You will also be entitled to paid vacation each year in accordance with the terms and conditions set forth in the Company’s vacation policy as in effect from time to time. You shall also be entitled to receive reimbursement for all reasonable business expenses incurred by you in performing your services to the Company, in accordance with the policies and procedures then in effect and established by the Company.

6. Severance Benefits.

a. General. If you are subject to an Involuntary Termination (as defined below), then you will be entitled to the benefits described in this Section 6. However, this Section 6 will not apply unless you: (i) have returned all Company property in your possession on or prior to your last day of employment, (ii) have resigned as a member of the Board of Directors of any subsidiary of the Company, to the extent that you are then a director of any such subsidiary, and (iii) have entered into a separation agreement that has become enforceable and irrevocable and that includes a general release of all employment-related claims that you may have against the Company or persons affiliated with the Company (the “Separation Agreement”). Notwithstanding the foregoing, no term of this offer letter or the Separation Agreement shall impact or affect, in any way, your rights with respect to, and the Separation Agreement shall not include a waiver or release of any claims related to: (x) your status as a shareholder or equityholder of the Company or any rights you have under the terms of any Grant Document or any other equity award or agreement between you and the Company, including any claims with respect to any Restricted Shares, Options or other equity owned or held by you at the time your employment is terminated, or (y) any rights to indemnification from the Company, pursuant to any applicable governing documents of the Company or any applicable written agreement between you and the Company, rights under ERISA or rights which, as a matter of law, cannot be waived. The Separation Agreement must be in substantially the form reasonably prescribed by the Company, and must be executed and must become enforceable and irrevocable on or before the 52nd day following your last day of employment with the Company. If you fail to execute without revocation the Separation Agreement on or before the 52nd day following your last day of employment with the Company, you shall be entitled to the Accrued Obligations only and no other severance payments or benefits. The continued salary provided under Section 6(b)(ii) below shall be paid in accordance with the Company’s normal payroll practices and shall commence on the next payroll date falling after the date the Separation Agreement becomes enforceable and irrevocable. If, however, the 52-day period in which the Separation Agreement must become enforceable and irrevocable begins in one taxable year and ends in the following year, the Company shall commence payment of the continued salary in the second year on the first payroll date falling on the later of: (A) January 1; and (B) the date on which the Separation Agreement becomes enforceable and irrevocable. The first payroll shall include, however, all amounts that would otherwise have been paid to you between the date your employment is terminated and your receipt of the first installment.

b. Severance. If you are subject to an Involuntary Termination, then, subject to Section 6(a):

i. The Company shall pay you the Accrued Obligations earned through the your last day of employment within on or before the time required by law but in no event more than fifteen (15) days after your last day of employment with the Company, except to the extent such payment would accelerate compensation in a manner inconsistent with compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

ii. The Company shall continue to pay you your Base Salary as in effect on your last day of employment for a period of six (6) months;

iii. If you are participating in the Company’s group health plan immediately prior to your last day of employment and you elect COBRA health and dental continuation, then the Company shall pay you a monthly cash payment for six (6) months, in an amount equal to the monthly employer contribution that the Company would have made to provide health and dental insurance to you and your eligible dependents if you had remained employed by the Company; provided, however, that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Code and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code.

iv. Twenty-five percent (25%) of the unvested portion of each grant of Restricted Shares, each Option and each Additional Grant will fully vest as of the date of the Involuntary Termination, provided, however, that: (i) if Involuntary Termination occurs on or within twelve (12 months) following a Change in Control, then one hundred percent (100%) of the unvested portion of each grant of Restricted Shares, each Option and each Additional Grant will fully vest as of the date of such Involuntary Termination; (ii) no shares may be transferred and no stock option exercised (in each case with respect to the unvested portion) until the Separation Agreement has become enforceable and irrevocable and (iii) if the Separation Agreement does not become enforceable and irrevocable in accordance with this offer letter, the portions of the Restricted Shares, Options and Additional Grants that have vested as a result of this provision shall be cancelled effective as of the date of the Involuntary Termination.

The payments and benefits described in Section 6(b)(ii)-(v) above shall hereinafter be referred to as the “Severance.” If you are terminated for any reason other than as result of an Involuntary Termination, you shall be entitled to receive the Accrued Obligations only.

7. Representation Regarding Other Obligations. Your employment is contingent upon your signing the Company’s Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (the “Invention Agreement”). Further, you hereby represent to the Company that you are not a party to any agreement of any type which may impact or limit your ability to become employed by or perform your job at the Company or which is in any way inconsistent with the terms of this offer letter.. You will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others. Further, you hereby represent that (i) your employment with the Company and this offer letter does not and will not violate or conflict with any obligations you may have to or any agreements you may have with any former employer and (ii) you have provided the Company with all written agreements that describe any continuing post-employment obligations to any former employer.

8. Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days of the Start Date, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

9. Tax Matters.

a. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities and that you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

b. For purposes of Section 409A of the Code, each salary continuation payment under Section 6(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 6(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation, or (B) the date of your death, and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. Any salary continuation payments that are not subject to Section 409A of the Internal Revenue Code, including, without limitation, payments that are exempt from Section 409A of the Internal Revenue Code as a result of the separation pay plan exemption under Section 1.409A-1(b)(9) of the Income Tax Regulations (or any successor thereto), will continue to be paid as otherwise provided in this offer letter.

c. All in-kind benefits provided and expenses eligible for reimbursement hereunder shall be provided by the Company or incurred by you during your employment with the Company. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

10. Interpretation, Amendment and Enforcement. This offer letter, along with the Invention Agreement and the Grant Documents, constitute the complete agreement between you and the Company, contain all the terms of your employment, and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

11. Other Terms. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, which means that you have the right to terminate your employment relationship with the Company at any time for any reason and the Company has the right to terminate its employment relationship with you at any time for any reason, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

12. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

a. “Accrued Obligations” means: (i) any earned but unpaid Base Salary as of the date your employment is terminated, (ii) any accrued, but unused vacation time as of your termination date, (iii) any vested benefits you may have under any employee benefit plan of the Company as of your termination date, (iv) any unpaid expense reimbursements accrued prior to the date your employment is terminated, and (iv) any unpaid but earned bonus for a fiscal year preceding the year in which your employment is terminated.

b. “Cause” means (i) your material breach of the Invention Agreement, (ii) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (iii) your gross negligence or willful misconduct in the performance of your duties, (iv) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; provided, however, that “Cause” shall not be deemed to have occurred pursuant to subsection (iii), (iv), or (v) hereof unless you have first received written notice from the Board specifying in reasonable detail the particulars of such grounds and that the Company intends to terminate your employment hereunder for such grounds and you have failed to cure such grounds within a period of thirty (30) days from the date of such notice.

c. “Change in Control” means the occurrence of any one or more of the following events, in each case only to the extent that such event also constitutes a “change in ownership” of the Company or a “change in the ownership of a substantial part of the Company’s assets” for the purposes of Section 409A of the Code: (i) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation in which voting securities of the Company outstanding immediately prior thereto continue to represent more than fifty percent (50%) percent of the total voting power of: (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation immediately after such merger or consolidation; (ii) the acquisition of all of the Company’s outstanding capital stock by a single person or entity or a group acting in concert to effect such acquisition; or (iii) the sale, transfer or exclusive license of all or substantially all of the assets of the Company.

d. “Expenses” means any damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attorneys and accountants.

e. “Involuntary Termination” means either: (i) your Termination Without Cause or (ii) your Resignation for Good Reason.

f. “Resignation for Good Reason” means a Separation as a result of your resignation within three (3) months after one of the following conditions has come into existence without your consent:

i. A reduction in your Base Salary by more than 10% (unless such reduction is part of a broad-based salary reduction applicable to the Company’s senior management); miles

ii. A material diminution of your authority, duties or responsibilities; or

iii. A relocation of your principal workplace by more than forty (40)

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within ninety (90) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving your written notice.

g. “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

h. “Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

We are excited about having you join the Company. If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the Invention Agreement. If you do not accept this offer by June 30, 2017, this offer will be deemed revoked.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

Torus Therapeutics, Inc.

/s/ Jason Rhodes
Jason Rhodes
President

I have read and accept this offer of employment:

/s/ Douglas Kerr
Douglas Kerr	01July2017
Date